Exhibit (a)(11)

Gehl Company	Tel: 262/334-9461
143 Water Street	Fax: 262/334-7517
P.O. Box 179	http://www.gehl.com
West Bend, WI 53095-0179
USA

Contact:

Michael J. Mulcahy

Vice President, Secretary & General Counsel

262-334-6641

News Release

GEHL ENTERS INTO MEMORANDUM OF UNDERSTANDING

TO RESOLVE SHAREHOLDER LAWSUIT

WEST BEND, WISCONSIN, October 14, 2008 – Gehl Company (NASDAQ GSM: GEHL), announced that counsel for the Company’s directors, the Company, Manitou BF S.A. and Tenedor Corporation and counsel for the plaintiff in the purported class action lawsuit in the Circuit Court in and for Washington County, Wisconsin docketed as Chuck Kandel v. William D. Gehl, et al., Case No. 2008-CV-000990 (the “Action”) entered into a Memorandum of Understanding (the “Memorandum”) in which the Company agreed to certain additional disclosures, which disclosures are included in amendments to the Tender Offer Statement, Rule 13e-3 Transaction Statement and amended Schedule 13D Beneficial Ownership Statement on Schedule TO filed by Manitou and Tenedor and the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company.

The disclosures were made in exchange for a settlement that will include a release in favor of, among others, all defendants, their agents, financial advisors and insurers of all claims, including known and unknown claims (whether for damages or equitable relief). The settlement contemplated in the Memorandum is contingent upon, among other things, confirmatory discovery as is appropriate and necessary to confirm the fairness and reasonableness of the terms of the settlement, the negotiation of a definitive stipulation of settlement, the closing of the proposed merger of Tenedor and the Company and the entry of an order and judgment by the Circuit Court in and for Washington County, Wisconsin (in substantially the form submitted by the parties or as thereafter modified pursuant to an agreement of the parties) approving the settlement and the stipulation and dismissing the Action on the merits with prejudice, which shall have become final and no longer subject to appeal or review.

( M O R E )

Gehl Company

Gehl Enters into Memorandum of Understanding to Resolve Shareholder Lawsuit

October 14, 2008

About Gehl Company

Gehl Company (NASDAQ GSM: GEHL) is a manufacturer of compact equipment used worldwide in construction and agricultural markets. Founded in 1859, the Company is headquartered in West Bend, Wisconsin. The Company markets its products under the Gehl ®, Mustang ® and Edge ® brand names. Mustang product information is available on the Mustang Manufacturing website (www.mustangmfg.com). CE Attachments, Inc. information is available at (www.ceattach.com). Gehl Company information is available at (www.gehl.com) or contact: Gehl Company, 143 Water Street, West Bend, WI 53095 (telephone: 262-334-9461).

On September 8, 2008, the tender offer formally commenced, and beginning on that date, the Offer to Purchase was mailed to shareholders of Gehl Company. The information contained herein is qualified by reference to the Tender Offer Statement, Rule 13e-3 Transaction Statement and amended Schedule 13D Beneficial Ownership Statement on Schedule TO, filed by Tenedor Corporation and Manitou BF S.A., containing the offer to purchase, forms of letters of transmittal and other documents relating to the tender offer and the merger, the Solicitation/Recommendation Statement on Schedule 14D-9, filed by Gehl Company, and the Rule 13e-3 Transaction Statement on Schedule 13E-3, filed by Gehl Company, with respect to the tender offer and the merger. These documents filed by Manitou BF S.A., Tenedor Corporation and Gehl Company, as they may be amended from time to time, contain important information about the tender offer and all shareholders of Gehl Company are urged to read carefully both these documents and documents that will be filed in the future by Manitou BF S.A., Tenedor Corporation and Gehl Company with the Securities and Exchange Commission in connection with the tender offer and the merger. Shareholders of Gehl Company may obtain a free copy of these documents at www.gehl.com, and the website maintained by the Securities and Exchange Commission at http://www.sec.gov.

This press release contains forward-looking statements, including statements in connection with the tender offer and the proposed acquisition, which involve a number of risks and uncertainties. These statements are based on Manitou BF S.A.’s and Gehl Company’s current expectations and beliefs. Actual results could differ materially from the results implied by these statements. Factors that may cause or contribute to such differences include: the risk that the conditions to the offer or the merger set forth in the merger agreement will not be satisfied, changes in both companies’ businesses during the period between now and the

Gehl Company

Gehl Enters into Memorandum of Understanding to Resolve Shareholder Lawsuit

October 14, 2008

closing, developments in obtaining regulatory approvals for the transaction, and difficulties that Manitou BF S.A. may suffer in connection with its plans for financing the tender offer and acquisition of Gehl Company. Risks relating to the tender offer and merger are described in the documentation filed with the SEC by Manitou BF S.A. and Gehl Company as referenced in the immediately preceding paragraph. Risks relating to Gehl Company are described in Gehl Company’s report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2007, and Gehl Company’s reports on Form 10-Q filed with the Securities and Exchange Commission for subsequent quarterly periods. Gehl Company and Manitou BF S.A. are under no obligation to (and expressly disclaim any such obligation to) update or alter their forward-looking statements whether as a result of new information, future events or otherwise.